EXHIBIT 8.1


                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]





                                                              August 21, 2000





Ladies and Gentlemen:

          We have acted as special Federal tax counsel to Citibank (South Dakota), N.A. ("Citibank (South Dakota)") and Citibank (Nevada), National Association ("Citibank (Nevada)" and, together with Citibank (South Dakota), the "Banks") in connection with the filing by the Banks, on behalf of Citibank Credit Card Issuance Trust (the "Issuance Trust") and Citibank Credit Card Master Trust I (the "Master Trust"), with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3, Registration No. 333-80743 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), both a collateral certificate representing an undivided interest in certain assets of the Master Trust (the "Collateral Certificate") and series of notes secured by the Collateral Certificate (the "Notes").

          The Collateral Certificate will be issued pursuant to the Pooling and Servicing Agreement dated as of May 29, 1991 (the "Pooling and Servicing Agreement"), among Citibank (South Dakota), as Seller and Servicer, Citibank (Nevada), as Seller, and Bankers Trust Company, as successor to Yasuda Bank and Trust Company (U.S.A.), as Trustee (the "Master Trust Trustee"), and a related Series Supplement to the Pooling and Servicing Agreement (the "Series Supplement") among Citibank (South Dakota), as Seller and Servicer, Citibank (Nevada), as Seller, and the Master Trust Trustee, substantially in the forms filed as Exhibits 4.3 and 4.2, respectively, to the Registration Statement. The Notes will be issued under an Indenture (the "Indenture") between the Issuance Trust and Bankers Trust Company, as Trustee (the "Indenture Trustee"), substantially in the form filed as Exhibit 4.1 to the Registration Statement.



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          In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Pooling and Servicing Agreement and the Series Supplement, (b) the Indenture, (c) the form of the Collateral Certificate, (d) specimens of the Notes, (e) the Registration Statement, and (f) the prospectus (the "Prospectus") and the prospectus supplements (the "Prospectus Supplements"), each relating to the Notes.

          Based upon the foregoing, we hereby confirm that (i) the statements set forth in the Prospectus forming a part of the Registration Statement under the heading "Tax Matters" accurately describe the material Federal income tax consequences to holders of the Notes and (ii) the statements set forth in the Prospectus under the caption "Benefit Plan Investors", to the extent that they constitute statements of matters of law or legal conclusions with respect thereto, accurately describe the material consequences to holders of Notes under the Employee Retirement Income Security Act of 1974, as amended.

          We have acted as special Federal tax counsel to We know that we are referred to under the headings "Prospectus Summary -- Tax Status", "Tax Matters -- Tax Characterization of the Notes" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibits 8.1 and 23.2 thereto.

                                             Very truly yours,

                                             /s/ Cravath, Swaine & Moore

Citibank (South Dakota), N.A.
      701 East 60th Street, North
            Sioux Falls, South Dakota 57117

Citibank (Nevada), National Association
      8725 West Sahara Avenue
            Las Vegas, Nevada 89163

Encl.